Calculation of Filing Fee Tables
S-8
REPUBLIC AIRWAYS HOLDINGS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	4,694,960	$ 16.91	$ 79,391,773.60	0.0001381	$ 10,964.00
Total Offering Amounts:						$ 79,391,773.60		$ 10,964.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,964.00
Offering Note
[1]	Covers shares of Common Stock, par value $0.001 per share, of Republic Airways Holdings Inc. (the "Shares") issuable under the Republic Airways Holdings Inc. 2025 Equity Incentive Plan (the "Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate amount of additional Shares that may become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions. The amount of the registration fee is estimated, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and is based on a price of $16.91 per share, which is the average of the high and low prices of the Shares as reported by The Nasdaq Stock Market LLC on March 13, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources